Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-262557

The Toronto-Dominion Bank $8,400,000 Capped TOPIX Index-Linked Notes due March 12, 2027

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (March 12, 2027) is based on the performance of the TOPIX as measured from the pricing date (March 10, 2022) to and including the valuation date (March 10, 2027). If the final level on the valuation date is greater than the initial level of 1,830.03, the return on your notes will be positive, subject to the maximum payment amount of $1,855.00 for each $1,000 principal amount of your notes. If the final level is less than or equal to the initial level, the return on your notes will be 0% and you will only receive the principal amount of your notes.
To determine your payment at maturity, we will calculate the percentage change of the TOPIX, which is the percentage increase or decrease in the final level from the initial level. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●
if the percentage change is positive (the final level is greater than the initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the percentage change, subject to the maximum payment amount; or

●	if the percentage change is zero (the final level is equal to the initial level) or negative (the final level is less than the initial level), $1,000.
Any payments on the notes are subject to our credit risk.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. The notes will not be listed or displayed on any securities exchange or electronic communications network.
You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes at the time the terms of your notes were set on the pricing date was $936.70 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$43.30	$956.70
Total	$8,400,000.00	$363,720.00	$8,036,280.00
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
TD Securities (USA) LLC
Amendment No. 1 Dated April 1, 2022† to the
Pricing Supplement dated March 10, 2022
† This amended and restated pricing supplement amends, restates and supersedes in its entirety the related pricing supplement dated March 10, 2022. We refer to this amended pricing supplement as the pricing supplement.

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or zero) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We, TD Securities (USA) LLC (“TDS”) or any of our affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, TDS or any of our affiliates informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, the estimated cost TD may incur in hedging its obligations under the Notes and the estimated development and other costs which TD may incur in connection with the Notes. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and TDS’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
TD’s estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, TDS or another affiliate of TD’s intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market, if any, may exceed TD’s estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Pricing Date because, in its discretion, TD may elect to effectively reimburse to investors a portion of the estimated cost of hedging its obligations under the Notes and other costs in connection with the Notes which TD will no longer expect to incur over the term of the Notes. TD made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement TD may have with the distributors of the Notes. The amount of TD’s estimated costs which is effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and TD may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
If a party other than TDS or its affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” in this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series E
Type of Note:	Capped Notes (the “Notes”)
Term:	Approximately 60 months
Reference Asset:	TOPIX (Bloomberg Ticker: TPX)
CUSIP / ISIN:	89114V6L6 / US89114V6L66
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:
$1,000 per Note; $8,400,000 in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of this pricing supplement.

Pricing Date:	March 10, 2022
Issue Date:	March 17, 2022
Valuation Date:	March 10, 2027, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes—Valuation Date(s)” in the product supplement.
Maturity Date:	March 12, 2027, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes—Maturity Date” in the product supplement.
Payment at Maturity:
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
●      if the Final Level is greater than or equal to the Cap Level, the Maximum Payment Amount;
●       if the Final Level is greater than the Initial Level but less than the Cap Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Percentage Change; or
●       if the Final Level is less than or equal to the Initial Level, $1,000.
If the Final Level is less than or equal to the Initial Level, the investor will receive only the Principal Amount of the Notes at maturity. Any payment on the Notes is subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Cap Level:	185.500% of the Initial Level
Maximum Payment Amount:
$1,855.00 per $1,000 Principal Amount of the Notes (185.50% of the Principal Amount of the Notes). As a result of the Maximum Payment Amount, the maximum return at maturity of the Notes is 85.50% of the Principal Amount of the Notes.

Percentage Change:	The quotient of (1) the Final Level minus the Initial Level divided by (2) the Initial Level, expressed as a percentage.
Initial Level:	1,830.03
Final Level:
The Closing Level of the Reference Asset on the Valuation Date, except in the limited circumstances described under “General Terms of the Notes—Market Disruption Events” in the product supplement and subject to adjustment as provided under “General Terms of the Notes—Unavailability of the Level of the Reference Asset; Modification to Method of Calculation” in the product supplement.

Closing Level:
The Closing Level of the Reference Asset will be the closing level of the Reference Asset or any successor index (as defined in the product supplement) on any Trading Day for the Reference Asset, as displayed on Bloomberg Professional® service (“Bloomberg”) page “TPX <INDEX>” or any successor page on Bloomberg or any successor service, as applicable.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:	Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC Global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

Change in Law Event:	Not applicable; Notwithstanding anything to the contrary in the accompanying product supplement, the provisions relating to a “change in law event” shall not be applicable to the Notes.

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-EI-1 dated March 4, 2022:
https://www.sec.gov/Archives/edgar/data/947263/000114036122008011/brhc10034639_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated March 10, 2022 in its entirety.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.
Your Potential Return on the Notes Is Limited by the Maximum Payment Amount and May Be Less Than the Return on a Direct Investment In the Reference Asset.
The opportunity to participate in the possible increases in the level of the Reference Asset through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Payment Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Reference Asset.
The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other than the Valuation Date.
The Final Level will be the Closing Level of the Reference Asset on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Level of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Level of the Reference Asset prior to such drop in the level of the Reference Asset. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of your Notes may be higher than the Final Level, you will benefit from the Closing Level of the Reference Asset only on the Valuation Date.
You Will Not Have Any Rights to the Reference Asset Constituents.
As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset Constituents would have. The Final Level will not reflect any dividends paid on any Reference Asset Constituents.
If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Cap Level on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Cap Level will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.

Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the securities included in the Reference Asset (the “Reference Asset Constituents”) and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset, the Reference Asset Constituents and the Reference Asset Constituent Issuers. For additional information, see “Information Regarding the Reference Asset” herein.
The Notes are Subject to Risks Associated with Non-U.S. Securities Markets.
The value of your Notes is linked to the Reference Asset and the Reference Asset Constituents, which is subject to risks associated with non-U.S. securities markets, specifically Japan. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
The Reference Asset Reflects Price Return, not Total Return.
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
The Index Sponsor is not an affiliate of ours and will not be involved in any offerings of the Notes in any way. Consequently, we have no control of any actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the Payment at Maturity. The Index Sponsor does not have any obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of, or any amount payable on, the Notes. None of our proceeds from any issuance of the Notes will be paid to the Index Sponsor, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.
Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.

Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
TD’s and TDS’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and TDS’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including TDS’s) Estimates.
TD’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by TDS) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which TDS would buy or sell your Notes (if TDS makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of the Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which TDS May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Pricing Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which TDS may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the level of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Reference Asset;
•	the dividend rates, if applicable, of the Reference Asset Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the prices of any of the Reference Asset Constituents and thus the level of the Reference Asset;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature;
•	any fluctuations in the exchange rate between currencies in which the Reference Asset Constituents are quoted and traded and the U.S. dollar, as applicable; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future levels of the Reference Asset cannot be predicted. The actual change in the level of the Reference Asset over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS and our affiliates may make a market for the Notes; however, they are not required to do so. TDS and our affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the Reference Asset and, as a result, you may suffer substantial losses.
If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the level of the Reference Asset increases above the Initial Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.
Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset or prices of one or more Reference

Asset Constituents, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us and our affiliates obligations, and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us or one or more of our affiliates may affect the level of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of, and any amount payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product supplement.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will depend on the Final Level of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation
Because the Notes are Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes, you generally will be required to pay taxes on ordinary income from the Notes even though you will not receive any payment on the Notes prior to the Maturity Date.
If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payment on the Notes until the Maturity Date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the Maturity Date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the Notes will be taxed as ordinary interest income. If you purchased the Notes in the secondary market, the tax consequences to you may be different.
Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of this pricing supplement.

Hypothetical Returns
The examples and graph set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical levels of the Reference Asset on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant.
The examples below are based on a range of Final Levels that are entirely hypothetical; the levels of the Reference Asset on any day throughout the term of the Notes, including the Final Level on the Valuation Date, cannot be predicted. The Reference Asset has been highly volatile in the past—meaning that the level of the Reference Asset has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Reference Asset and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date is less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal Amount	$1,000
Cap Level	185.500% of the Initial Level
Maximum Payment Amount	$1,855.00
Neither a market disruption event nor a non-Trading Day occurs on the originally scheduled Valuation Date
No change in or affecting any of the Reference Asset Constituents or the method by which the Index Sponsor calculates the Reference Asset
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date
The actual performance of the Reference Asset over the term of your Notes, as well as the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Reference Asset shown elsewhere in this pricing supplement. For information about the historical levels of the Reference Asset during recent periods, see “Information Regarding the Reference Asset—Historical Information” below.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Asset Constituents.

The levels in the left column of the table below represent hypothetical Final Levels and are expressed as percentages of the Initial Level. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Level, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Level and the assumptions noted above.
Hypothetical Final Level (as Percentage of Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
200.000%	185.500%
195.000%	185.500%
190.000%	185.500%
185.500%	185.500%
180.000%	180.000%
160.000%	160.000%
140.000%	140.000%
120.000%	120.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%
If, for example, the Final Level were determined to be 25.000% of the Initial Level, the Payment at Maturity that we would pay on your Notes at maturity would be limited to 100.000% of the Principal Amount of your Notes, as shown in the table above. If, however, the Final Level were determined to be 190.000% of the Initial Level, the Payment at Maturity that we would pay on your Notes at maturity would be capped at the Maximum Payment Amount, or 185.500% of each $1,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to the Maturity Date, you would not benefit from any increase in the Final Level of greater than 185.500% of the Initial Level.

The following examples illustrate the hypothetical Payment at Maturity for each Note based on hypothetical Final Levels of the Reference Asset, calculated based on the key terms and assumptions above. The values below have been rounded for ease of analysis.
Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Final Level is below the Cap Level).
	Percentage Change:	10.00%
	Payment at Maturity:	$1,000.00 + ($1,000.00 x 10.00%) = $1,000.00 + $100.00 = $1,100.00
	On a $1,000.00 investment, a 10.00% Percentage Change results in a Payment at Maturity of $1,100.00, a return of 10.00% on the Notes.
Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Final Level is above or equal to the Cap Level).
	Percentage Change:	90.00%
	Payment at Maturity:	$1,000.00 + ($1,000.00 x 90.00%) = $1,000.00 + $900.00 = $1,900.00. However, the Maximum Payment Amount is $1,855.00 and therefore the Payment at Maturity would be $1,855.00.
	On a $1,000.00 investment, a 90.00% Percentage Change results in a Payment at Maturity of $1,855.00, a return of 85.50% on the Notes.
Example 3—	Calculation of the Payment at Maturity where the Percentage Change is zero or negative.
	Percentage Change:	-35.00%
	Payment at Maturity:	At maturity, if the Percentage Change is zero or negative, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a -35.00% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.000% return on the Notes.

The following chart shows a graphical illustration of the hypothetical Payment at Maturity that we would pay on your Notes on the Maturity Date if the Final Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Payments at Maturity in the chart are expressed as percentages of the Principal Amount of your Notes and the hypothetical Final Levels are expressed as percentages of the Initial Level. The chart also shows that any hypothetical Final Level of greater than or equal to 185.500% (the section right of the 185.500% marker on the horizontal axis) would result in a capped return on your investment.
The Payments at Maturity shown above are entirely hypothetical; they are based on hypothetical levels of the Reference Asset that may not be achieved on the Valuation Date and assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether zero or positive) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity —The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.
Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.
We cannot predict the actual Final Level or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the level of the Reference Asset and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Notes will depend on the actual Final Level, which will be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding the Reference Asset
TOPIX (“TPX”)
TPX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TPX is supplemented by the constituents of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TPX is calculated and published by TSE. Additional information about TPX (including constituent weightings by sector) is available on the following website: jpx.co.jp/english/markets/indices/topix. We are not incorporating by reference the website or any material it includes in this pricing supplement.
TPX Composition and Maintenance
TPX is comprised of all domestic common stocks listed on the TSE First Section, excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. TPX has no constituent review. The number of Reference Asset Constituents will change according to new listings and delistings. The reasons for stock additions and deletions to the TSE First Section are described further below.
TPX Calculation
TPX is a free-float-adjusted market-capitalization-weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968.
TSE calculates TPX by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating TPX value can be expressed as follows:

Index value = Base index value of 100 x	Current free-float - adjusted market value Base market value

The current free-float-adjusted market value is the sum of the products of the price times the number of free-float- adjusted shares for each Reference Asset Constituent.
The number of free-float-adjusted shares for this calculation is the total number of listed shares multiplied by free-float weight. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ as a consequence of the index methodology. For instance, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective; on the other hand, the number of listed shares for index calculation purposes will increase on the ex- rights date.
Free-float weight is the weight of listed shares deemed to be available for trading in the market, and is determined and calculated by the TSE for each Reference Asset Constituent. It is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The TSE estimates non-free-float shares using publicly available documents, and generally deems shares held by the top ten major shareholders (with certain exceptions), treasury stocks and shares held by members of the issuer’s board of directors to be unavailable for trading in the market. The TSE may deem other shares to be unavailable for trading in the market. The timing of the yearly free- float-weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews may be conducted for events TSE expects will significantly affect the free-float weight. These include third-party allotment, when preferred shares are converted or subscription warrants are exercised, as well as in the event of a demerger, merger, stock-swap, take-over bid and other events TSE judges deem will significantly affect free-float weight.
In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings or changes in the number of listed companies in the TSE First Section, adjustments are made by TSE to the base market value in order to maintain the continuity of TPX.
Additions and Deletions to the TSE First Section (and therefore, TPX)
TSE adds or removes securities for various listing and delisting events as shown in the table below.

Additions and Deletions of Constituents
	Event	Adjustment Date	Stock Price Used for Adjustment
Addition	A company is to be newly listed on the TSE First Section (directly listed or via another stock exchange)	Last business day of the month after such listing	Stock price at the end of trading on the business day before adjustment date
Addition
New listing of a newly formed company resulting from a corporate consolidation, acquisition, merger or split (personnel split) that results in a TPX or Ex-TPX constituent being delisted and the new company being included in TPX.
		New listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price
Addition	Assignment to the TSE First Section from the TSE Second Section, Tokyo Stock Exchange Mothers Index or JASDAQ Index.
Last business day of the month after such assignment (a free float weight of 0.00 is used from the assignment date to the month after the assignment date and thus the number of shares to be used for calculation will be 0.00 during such period)
Stock price at the end of trading on the business day before adjustment date
Deletion
New listing of a newly formed company resulting from a corporate consolidation, acquisition, merger or split (personnel split) that results in a TPX or Ex-TPX constituent being delisted and the new company being included in TPX.
Listing date of the newly formed company (normally two business days following delisting date)
Stock price at the end of trading on the business day before delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate TPX for the period from the delisting date to the removal date

Deletion	A Reference Asset Constituent is to be delisted due to a reason other than as described in the preceding scenario	Delisting date	Stock price at the end of trading on the business day before adjustment date
Deletion	A Reference Asset Constituent’s securities are designated to be delisted	Four business days after designation. If the designation date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Deletion	Assignment to the TSE Second Section, Mothers or JASDAQ from the TSE First Section	Date of change	Stock price at the end of trading on the business day before adjustment date
The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float- adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares used for index calculations times the price of the shares used for adjustment.
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.
Change in the Number of Shares

Event	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Issues to shareholders with payment	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or acquisitions between a non- surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or acquisitions other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date

Rights offering (limited to cases where the allotted subscription warrant securities are listed; the case where the allotted subscription warrant securities are not listed is treated as “Exercise of subscription warrants”)
	Ex-rights date	Payment price per share
Offering for sale of shares held by the Japanese government (Nippon Telegraph and Telephone Corporation, Japan Tobacco, Inc. and Japan Post Holdings Co., Ltd.)	Date determined by TSE (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Company split (merged split)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split, gratis allotment of shares (limited to cases where the allotted treasury stock).
Retroactive adjustments will not be made to revise the figures of the TPX that have already been calculated and disseminated even if issuing companies file amendments on previously released information.
Market Disruption
If trading in a certain constituent is halted, the TSE regards the constituent’s share price for purposes of calculating TPX to be unchanged. Where an event that is not specified in the rules of TPX occurs, or if the TSE decides that it is impossible to use its existing methods to calculate TPX, the TSE may use an alternate method of index calculation as it deems valid.
TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TPX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.
License Agreement
We will enter into a non-exclusive license agreement with the TSE, Inc. whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain certificates of deposit, including the Notes.  The Issuer is not affiliated with the TSE; the only relationship between the TSE and the Issuer is any licensing of the use of the TPX and trademarks relating to it.
The license agreement between us and the TSE provides that the following disclaimer must be set forth herein:
(i)
The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX, such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

(ii)
The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

(iii)
The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

(iv)
The TSE gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

(v)	No Notes are in any way sponsored, endorsed or promoted by the TSE.
(vi)	The TSE shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public.
(vii)	The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes for calculation of the TOPIX Index Value.
(viii)	Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Notes.
“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by the Issuer or one of its affiliates. The Notes have not been and will not be passed on by the TSE as to their legality or suitability. The Notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

Historical Information
The graph below shows the daily historical Closing Levels of the Reference Asset from March 10, 2012 through March 10, 2022.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
TOPIX (TPX)

2,500
2,000
1,500
1,000
500
0
Mar-2012
Mar-2013
Mar-2014
Mar-2015
Mar-2016
Mar-2017
Mar-2018
Mar-2019
Mar-2020
Mar-2021
Mar-2022

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.
As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to 2.73% per annum, compounded semi-annually, with a projected payment at maturity of $1,144.80 based on an investment of $1,000.
Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
March 17, 2022 through December 31, 2022	$21.65	$21.65
January 1, 2023 through December 31, 2023	$28.09	$49.74
January 1, 2024 through December 31, 2024	$28.86	$78.60
January 1, 2025 through December 31, 2025	$29.65	$108.25
January 1, 2026 through December 31, 2026	$30.47	$138.72
January 1, 2027 through March 12, 2027	$6.08	$144.80

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a Note.
If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.
In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your Notes should be treated in the manner described above.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction  (including that of TD and those of the Reference Asset Constituent Issuers).

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS or any of our affiliates may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, TDS or any of our affiliates, this pricing supplement is being used in a market-making transaction unless we, TDS or any of our affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the Current Report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the Indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the Senior Indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the Registration Statement on Form F-3 filed by TD on February 4, 2022.